Exhibit 99.1
Ascent Industries Co. to Divest American Stainless Tubing for $16 Million, Marking Final Step in Strategic Portfolio Realignment

Schaumburg, Ill., June 23, 2025 - Ascent Industries Co. (Nasdaq: ACNT) (“Ascent” or the “Company”), a company focused on the production and distribution of specialty chemicals, today announced that it has entered into an Asset Purchase Agreement (the “Purchase Agreement”) to sell substantially all of the assets related to American Stainless Tubing, LLC (“ASTI”), a North Carolina-based manufacturer of ornamental stainless-steel tubing, to First Tube, LLC, a wholly owned subsidiary of Triple-S Steel Holdings, Inc., a Texas-based provider of steel products and processing services, for approximately $16 million in an all-cash transaction, subject to customary closing conditions. The transaction is expected to close on June 30, 2025.

ASTI is a recognized leader in the production of high-quality ornamental stainless-steel tubing, serving a wide range of attractive end markets.

“The sale of ASTI, the last of our operating tubular assets, underscores our commitment to completing our pivot to a focused, high-return specialty chemicals platform” said Bryan Kitchen, President and Chief Executive Officer of Ascent. “This follows the successful divestiture of other tubular assets over the past 18 months, culminating in a sharper focus on the Company’s core specialty chemical operations.”

“We are proud of the performance and legacy of ASTI under our ownership. The business is well-positioned for continued growth and success with First Tube, LLC., a buyer whose platform and strategy align well with ASTI’s strengths and capabilities.”

Proceeds from the transaction will be used to support both organic and inorganic growth initiatives within Ascent’s Specialty Chemicals segment, as well as for general corporate purposes.

Angle Advisors acted as financial advisor and Amundsen Davis, LLC acted as legal advisor to Ascent.

About Ascent Industries Co.
Ascent Industries Co. (Nasdaq: ACNT) is a company that engages in the production and distribution of specialty chemicals. For more information about Ascent, please visit its website at www.ascentco.com.

Forward-Looking Statements
This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and other applicable federal securities laws. All statements that are not historical facts are forward-looking statements. Forward looking statements can be identified through the use of words such as "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions. The forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and to review the risks as set forth in more detail in Ascent Industries Co.’s Securities and Exchange Commission filings, including our Annual Report on Form 10-K, which filings are available from the SEC or on our website. Ascent Industries Co. assumes no obligation to update any forward-looking information included in this release.

Exhibit 99.1
Company Contact
Ryan Kavalauskas
Chief Financial Officer
1-630-884-9181

Investor Relations
Ralf Esper
Gateway Group, Inc.
1-949-574-3860
ACNT@gateway-grp.com

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